Form of Note

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: November 20, 2025

$150,000 Principal

$150,000 Purchase Price

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE is duly authorized and validly issued by APPlife Digital Solutions, Inc., a Nevada corporation (the “Company”) (the “Note”).

FOR VALUE RECEIVED, the Company promises to pay to C/M Capital Master Fund, LP or its permitted assigns (the “Holder”), the principal sum of $150,000 on the date that is the nine month anniversary of the Original Issue Date, or August 20, 2026 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following words and phrases shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within 30 days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 30 calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval

Exhibit A-1

of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(e).

“Buy-In” shall have the meaning set forth in Section 4(c)(v).

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion” shall have the meaning ascribed to such term in Section 4.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Default Interest Rate” shall have the meaning set forth in Section 2(a).

“Dilutive Issuance” shall have the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).

“DWAC” means the Deposit or Withdrawal at Custodian system at The Depository Trust Company.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall have the meaning set forth in the Purchase Agreement.

“Indebtedness” shall have the meaning set forth in the Purchase Agreement.

“Liens” shall have the meaning set forth in the Purchase Agreement.

“Mandatory Default Amount” means the sum of (a) 120% of the outstanding principal amount of this Note, (b) 120% of the accrued and unpaid interest thereon, including default interest, and (c) all other amounts, costs, expenses and liquidated damages due in respect of this Note.

“Note Register” shall have the meaning set forth in Section 3(c).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

Exhibit A-2

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of this Note and regardless of the number of instruments which may be issued to evidence this Note.

“Permitted Indebtedness” means (a) the indebtedness evidenced by this Note and the other Convertible Promissory Notes sold to purchasers on the date hereof, (b) capital lease obligations and purchase money indebtedness incurred in connection with the acquisition of machinery and equipment, (c) Indebtedness incurred after the date hereof provided that the net amount of the Indebtedness incurred is used to immediately pay amounts due under the Notes and (d) the Indebtedness set forth on Schedule 3.1(aa) to the Purchase Agreement.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clauses (a) through (d) thereunder, and Liens set forth on Schedule 3.1(aa) to the Purchase Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 20, 2025, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, or any market of the OTC Markets, Inc. (or any successors to any of the foregoing).

Exhibit A-3

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices), (b) if no volume weighted average price of the Common Stock is reported for the Trading Market, the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2. Interest/Repayment.

(a)  Interest. Interest shall accrue to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 5% per annum, calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal (or conversion to the extent applicable), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made.   During the existence of an Event of Default, interest shall accrue at the lesser of (i) the rate of 10% per annum, or (ii) the maximum rate permitted by law (the lesser of clause (i) or (ii), the “Default Interest Rate”).  Interest shall be due and payable on the first Trading Day of each calendar month during the existence of an Event of Default.  Once an Event of Default is cured, the interest rate shall return to 5%.  Provided that the Company is not in default under any of the Transaction Documents, the Company shall have the option to pay the interest in cash or Common Stock.  If the Company elects to pay the interest in Common Stock, the number of shares to be issued shall be equal to the quotient of the amount of interest due to the Holder divided by the average of the VWAP of the Common Stock for the five consecutive trading days immediately preceding the due date thereof.

(b) Repayment. The Note may be repaid by the Company at an amount equal to 100% of the aggregate of the outstanding principal balance of the Note and accrued and unpaid interest. The Company shall provide at least three Trading Days’ prior written notice to the Holder, during which time the Holder may convert the Note in whole or in part.

Section 3. Registration of Transfers and Exchanges.

(a)  Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fees will be payable for such registration of transfer or exchange.

(b)  Investor Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)  Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Exhibit A-4

Section 4. Conversion.

(a)  Conversion. After the Original Issue Date until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, at any time, and from time to time, into Conversion Shares at the option of the Holder. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon and other charges, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall each maintain records showing the principal amount(s) converted in each conversion, the date of each conversion, and the Conversion Price in effect at the time of each conversion. The Company may deliver an objection to any Notice of Conversion within two Trading Days (or the Standard Settlement Period as defined in the Purchase Agreement if a lesser period) of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof

(b)  Conversion Price. The “Conversion Price” shall be $0.01 per share, subject to any adjustments contained in this Note. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

(c)  Mechanics of Conversion or Repayment.

(i)  Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price in effect at the time of such conversion.

(ii)  Delivery of Certificate Upon Conversion. Not later than the earlier of (i) two Trading Days after each Conversion Date or (ii) the Standard Settlement Period (either, the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder any certificate or certificates required to be delivered by the Company under this Section 4(c) which shall be free of restrictive legends and trading restrictions except as provided by the Securities Act (other than those which may then be required by the Purchase Agreement) and such shares shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(iii)  Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the Holder any original Note delivered to the Company.

Exhibit A-5

(iv)  Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof, are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in accordance with Section 4.1(e) of the Purchase Agreement. The exercise of any such rights shall not prohibit the Holder from seeking to collect damages under this Note, the Purchase Agreement or under applicable law.

(v)  Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason (other than the failure of Holder’s attorney to timely deliver any opinion required in connection with such conversion) to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(ii), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall have the remedies provided for in accordance with Section 4.1 of the Purchase Agreement. Nothing herein or therein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

(vi)  Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up the fraction to the next whole share as long as it does not violate the Beneficial Ownership Limitation in which case the fractional share shall be disregarded.

(vii)  Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(viii)  Attorneys’ Fees etc. The Company shall (A) pay the reasonable fees of the law firm of the Holder’s choice (in an amount not to exceed $500 per opinion) in connection with the conversion of the Note, (B) cause its attorneys to promptly provide any reliance opinion to the Transfer Agent, and (C) pay the Holder the sums required under Section 4(c)(iv).

Exhibit A-6

(d)  Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 4(d) and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Beneficial Ownership Limitation may be increased or decreased by the Holder upon not less than 61 days' prior written notice to the Company. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Holder may also decrease the Beneficial Ownership Limitation provisions of this Section 4(d) solely with respect to the Holder’s Note at any time, which decrease shall be effectively immediately upon delivery of notice to the Company. The Beneficial Ownership Limitation provisions of this Section 4(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to correct any portion which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 4(d) shall apply to a successor holder of this Note.

Exhibit A-7

Section 5. Certain Adjustments.

(a)  Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)  Subsequent Equity Sales.

(1) At any time while the Note or any amounts accrued and payable thereunder remain outstanding, if the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect (such lower price, the “Base Conversion Price” and each such issuance or announcement a “Dilutive Issuance”), then the Conversion Price shall be immediately reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued unless the net proceeds of such issuance are used to immediately pay amounts due hereunder.

(2) If any Common Stock Equivalent is amended or adjusted, and such price as so amended shall be less than the Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price shall be adjusted upon each such issuance or amendment as provided in this Section 5(b). In case any Common Stock Equivalent is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Common Stock Equivalents will be deemed to have been issued for the Option Value of such Common Stock Equivalents and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the amount of such consideration received by the Company will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the average VWAP of such public traded securities for the ten days prior to the date of receipt. If any shares of Common Stock or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Common Stock Equivalents, as the case may be.

Exhibit A-8

(3) If the holder of Common Stock or Common Stock Equivalents outstanding on the Original Issue Date or issued after the Original Issuance Date shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price then in effect, such issuance shall be deemed to have occurred for less than the Conversion Price on such date and such issuance shall be deemed to be a Dilutive Issuance.

(4) If the Company enters into a Variable Rate Transaction in excess of the amount permitted in the Purchase Agreement, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised under the terms of such Variable Rate Transaction.

(5) The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(6) The provisions of this Section 5(b) shall apply each time a Dilutive Issuance occurs after the Original Issue Date for so long as the Note or any amounts accrued and payable thereunder remain outstanding, but any adjustment of the Conversion Price pursuant to this Section 5(b) shall be downward only.

(7) The provisions of this Section 5(b) shall not apply to Exempt Issuances.

(c)  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(a) above, if at any time the Company grants, issues or sells any Common Stock, Common Stock Equivalents or rights to purchase stock, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)  Pro Rata Distributions. During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets or rights to acquire its assets, or subscribe for or purchase any security other than Common Stock, to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other

Exhibit A-9

securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation with respect to the Company or any other publicly-traded corporation subject to Section 13(d) of the Exchange Act, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation with respect to the Company or any other publicly-traded corporation subject to Section 13(d) of the Exchange Act).

(e)  Intentionally omitted

(f)  Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(g)  Notice to the Holder.

 (i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

 (ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on its Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (C) the Company shall authorize the granting to all holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of its Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby its Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least 5 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or rights, or if a record is not to be taken, the date as of which the holders of its Common Stock of record to be entitled to such dividend, distributions, redemption, or rights are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of its Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the

Exhibit A-10

delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries (as determined in good faith by the Company), the Company or its successor shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. If the Company does not simultaneously file the required Form 8-K, the Holder shall be entitled penalties in accordance with Section 4.6 of the Purchase Agreement The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6. Negative Covenants. As long as any portion of this Note remains outstanding, unless the holders of at least 50% in principal amount of the then outstanding Notes shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)  other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless the net proceeds of such Indebtedness are immediately used to pay amounts due hereunder;

(b)  other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)  amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder, increases in authorized shares and stock splits shall not be deemed to materially and adversely affects any rights of the Holder;

(d)  purchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents;

(e)  repay, or offer to repay, any Indebtedness other than the Note as provided in Section 2(b) or Permitted Indebtedness, as such terms Indebtedness and Permitted Indebtedness are in effect as of the Original Issue Date, provided that such payments other than on the Notes shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exists or occurs or the Company is not be able to satisfy obligations owing to the Noteholders;

(f)  pay cash dividends or distributions on any equity securities of the Company;

(g)  enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the SEC assuming that the Company is subject to the Securities Act or the Exchange Act, unless such transaction is made on an arm’s-length basis; or

(h)  enter into any agreement with respect to any of the foregoing.

Section 7. Events of Default.

(a)  “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

Exhibit A-11

(i)  any default in the payment of (A) principal and interest payment under this Note or any other Indebtedness, or (B) late fees, liquidated damages and other amounts owing to the Holder of this Note, as and when the same shall become due and payable (whether on a Conversion Date, or the Maturity Date, or by acceleration or otherwise), which default, solely in the case of a default under clause (B) above, is not cured within five Trading Days;

(ii)  the Company shall fail to (A) observe or perform any other covenant or agreement contained in this Note (other than a breach by the Company of its obligations to deliver Conversion Shares, which breach is addressed in clause (xvi) below) or any Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of 10 Trading Days after notice of such failure is sent by the Holder or by any other Holder to the Company and (B) the Company has become aware of such failure;

(iii)  except for payment defaults covered under Section 7(a)(i), the Company shall breach, or a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under, (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by any other clause of this Section 7) which default or event of default if not cured, if possible to cure, within the earlier to occur of (i) five Trading Days after notice of such default sent by the Holder or by any other holder to the Company and (ii) the Company has become aware of such default;

(iv)  any representation or warranty made in this Note, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made, which failure is not cured, if possible to cure, within the earlier to occur of 10 Trading Days after (A) notice of such failure is sent by the Holder or (B) by any other Holder to the Company;

(v)  the Company or any Subsidiary shall be subject to a Bankruptcy Event;

(vi)  the Company or any Subsidiary shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties; (B) admit in writing its inability to pay its debts as they mature; (C) make a general assignment for the benefit of creditors; (D) be adjudicated as bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country; (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (F) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing including a composition with creditors or similar action;

(vii)  if any order, judgment or decree shall be entered, without the application, approval or consent of the Company or any Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Company or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 10 days;

(viii)  the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Company or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $50,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within 10 days after the date thereof;

Exhibit A-12

(ix)  any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 10 days;

(x)  any Material Adverse Effect on the Company or any Subsidiary occurs or any other circumstance or event that could, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding upon the Company or any Subsidiary, which default or event of default could or is reasonably likely to have a Material Adverse Effect on the Company or any Subsidiary;

(xi)  any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document;

(xii)  the Company fails to use the proceeds in the manner as described in Section 4.7 of the Purchase Agreement;

(xiii)  the SEC suspends the Common Stock from trading or the Company’s Common Stock is not listed or quoted for trading on a Trading Market which failure is not cured, if possible to cure, within the earlier to occur of 10 Trading Days after notice of such failure is sent by the Holder or by any other Holder to the Company or the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or is subject to a “chill” by the Depository Trust Company or any successor;

(xiv)  the Company shall agree to sell or dispose of all or in excess of 50% of its assets in one transaction or a series of related transactions, unless the net proceeds of such transaction are immediately used to pay all amounts due under the Note;

(xv)  the Company fails to have authorized and reserved the amount of shares designated in Section 4.9 of the Purchase Agreement (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation);

(xvi)  the Company shall fail for any reason, except if caused by the action or inaction of the Holder, to deliver Conversion Shares to the Holder by the earlier of (i) the second Trading Day after a Conversion Date pursuant to Section 4(c) or (ii) the Standard Settlement Date, or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of this Note in accordance with the terms hereof;

(xvii)  the Company fails to comply in any material respect with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act including any extension permitted by Rule 12b-25 under the Exchange Act) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to file an Exchange Act report within such time shall be deemed to be a failure to comply in a material respect;

Exhibit A-13

(xviii) the Transfer Agent is terminated;

(xix) the Company incurs any Indebtedness other than Permitted Indebtedness or as otherwise permitted by the Terms of this Note or the Purchase Agreement;

(xx) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(xxi) the Company fails to deliver Common Stock issued to the Holder upon conversion of the Notes by the earlier of (i) two Trading Days after the Company receives the applicable notice of conversion or (ii) the Standard Settlement Date, and any such failure remains uncured for more than two Trading Days;

(xxii) the Company restates any financial statements included in its reports or registration statements filed pursuant to the Securities Act or the Exchange Act for any date or period from two years prior to the Issuance Date of this Note and until this Note is no longer outstanding, if following first public announcement or disclosure that a restatement will occur the VWAP on the next Trading Day is 20% less than the VWAP on the prior Trading Day. For the purposes of this clause (xxiv) the next Trading Day if an announcement is made before 4:00 pm New York, NY time is either the day of the announcement or the following Trading Day; or

(xxv)  a Lien other than a Permitted Lien is imposed on the assets of the Company or any subsidiary and such Lien is not dissolved within 10 calendar days.

(b)  Remedies Upon Event of Default. If any Event of Default occurs, the outstanding principal amount of this Note, plus liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(c)  Interest Rate Upon Event of Default. Commencing on the occurrence of any Event of Default and until such Event of Default is cured, this Note shall accrue interest at an interest rate equal to the Default Interest Rate.

(d)  Intentionally Omitted.

(e)  Notice of an Event of Default.  Upon learning of an Event of Default with respect to this Note, the Company shall within two Trading Days deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) to the Holder.

Section 8.         Intentionally Omitted.

Exhibit A-14

Section 9. Miscellaneous.

(a)  No Rights as Stockholder Until Conversion. This Note does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the conversion hereof.

(b)  Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, email, followed by FedEx or similar receipted next day delivery, as follows:

If to the Company:APPlife Digital Solutions, Inc.

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Attention Michael Hill, CEO

Email: michael@applifedig.com

with a copy to:

finance@applifedig.com

If to the Purchaser:To the address listed on the Purchase Signature Page to the Securities Purchase Agreement.

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the date of delivery.

(c)  Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest and late fees, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(d)  Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof, reasonably satisfactory to the Company.

(e)  Exclusive Jurisdiction; Governing Law; Prevailing Party Attorneys’ Fees. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for any actions or proceedings arising out of or relating to this Note. If any party shall commence an Action or Proceeding to enforce or otherwise relating to this Note, then, in addition to the other obligations of the Company elsewhere in this Note, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)  Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of

Exhibit A-15

the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

(g)  Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(h)  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach would be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(i)  Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(j)  Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(Signature Pages Follow)

Exhibit A-16

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

APPLIFE DIGITAL SOLUTIONS, INC.

a Nevada corporation

By: ________________________

Name: Michael Hill

Title: Chief Executive Officer

Exhibit A-17

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Note due ________________, 2026 of Applife Digital Solutions, Inc,, a Nevada corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock, after giving effect to this conversion, does not exceed the amounts specified under Section 4(e) of this Note, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

DWAC Instructions:

Broker No:
Account No:

Exhibit A-18

EXHIBIT B

Form of Consent

APPlife Digital Solutions, Inc. (the “Company”) has information or notice of a proposed event (collectively, the “Information”) that it is either required to provide you pursuant to that certain Securities Purchase Agreement dated November 20, 2025 (“Agreement”) between you and the Company or believes that you would be interested in obtaining.

If the Company is required to provide this Information to you under the Agreement, you acknowledge that receipt of this information may restrict you from trading in the Company’s securities until this Information is made public in accordance with the Agreement.

If the Company is not required to provide this Information to you under the Agreement, you acknowledge that this may restrict you from trading in the Company’s securities until this Information is made public in accordance with the Agreement. Provided, however, if the Company does not immediately file a Form 8-K publicly disclosing this Information, you shall be entitled to remedies under the Agreement including liquidated damages as specified in Section 4.6 of the Agreement.

Please respond in writing if you do or do not want to be provided with the Information. If the Company does not receive your response within three business days of the date of this Consent, the Company will have the right to assume that you have chosen not to receive the Information and, if applicable, you shall be deemed to have waived your right to any piggyback registration rights, subsequent offering rights and any other rights provided for under the Agreement that require notice, for which this Information (including notice) is being given; provided, however, that such deemed waiver shall not affect any other rights or remedies you may have under the Agreement.

Please sign below and check the appropriate box below.

Sincerely,

APPlife Digital Solutions, Inc.

By:
Name:	Michael Hill
Title:	Chief Executive Officer

___ Yes. Please provide me with the Information

___ No. Do not provide me with the Information

__________________________

__________________________